Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-100329 on Form S-8 and Registration Statement No. 333-142684 on Form F-3 of our report (which audit report expresses an unqualified opinion and includes an explanatory paragraphs referring to a restatement of the financial statements and our consideration of internal control over financial reporting and also includes a separate report titled "Comments by Independent Registered Chartered Accountants on Canada – United States of America Reporting Difference" referring to conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern) dated March 29, 2007, except for Notes 13 and 21 which are as of June 15, 2007, on the consolidated financial statements of Zi Corporation appearing in this Annual Report on Form 20-F/A of Zi Corporation for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Independent Registered Chartered Accountants
Calgary, Canada
June 19, 2007